Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom (UK) llp

22 BISHOPsGATE

London EC2N 4BQ

November 17, 2025	TEL: (020) 7519-7000 FAX: (020) 7519-7070 www.skadden.com

FIRM/AFFILIATE OFFICES

--------------

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

--------------

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

T1 Energy Inc.
1211 E 4th St.

Austin, Texas 78702

Re:	T1 Energy Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to T1 Energy Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling stockholder identified on Schedule I hereto (the “Selling Stockholder”) of up to (i) 1,600,000 shares (the “Series B Shares”) of Series B convertible non-voting preferred stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), (ii) 5,000,000 shares (collectively with the Series B Shares, the “Preferred Shares”) of Series B-1 convertible non-voting preferred stock, par value $0.01 per share, of the Company (the “Series B-1 Preferred Stock”) and (iii) 38,823,528 shares (the “Underlying Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), comprised of (x) 9,411,764 shares of Common Stock underlying the Series B Preferred Stock and (y) up to 29,411,764 shares of Common Stock underlying the Series B-1 Preferred Stock, issuable upon conversion of the Preferred Shares pursuant to the Certificates of Designations (as defined below). We have been advised that the Preferred Shares were issued, and the Underlying Shares are issuable, pursuant to an amended and restated stock purchase agreement, dated as of October 31, 2025, between the Company and the purchasers named therein (as amended, the “Stock Purchase Agreement”). The Preferred Shares and the Underlying Shares are collectively referred to herein as the “Secondary Shares.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

T1 Energy Inc.

November 17, 2025

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 of the Company relating to the Secondary Shares to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed or continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the preliminary prospectus, dated the date hereof, which forms a part of and is included in the Registration Statement (the “Preliminary Prospectus”);

(c) an executed copy of the Stock Purchase Agreement;

(d) an executed copy of a certificate of Andrew Munro, Chief Legal and Policy Officer of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e) a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended to date, certified by the Secretary of State of the State of Delaware as of October 31, 2025, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(f) a copy of the Company’s Second Amended and Restated Bylaws, as amended and in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Certificate of Designations, as filed with the Secretary of State of the State of Delaware on October 31, 2025 (the “Series B Certificate of Designations”), designating the Series B Preferred Stock and certified pursuant to the Secretary’s Certificate;

(h) a copy of the Certificate of Designations, as filed with the Secretary of State of the State of Delaware on October 31, 2025 (together with the Series B Certificate of Designations, the “Certificates of Designations”), designating the Series B-1 Preferred Stock and certified pursuant to the Secretary’s Certificate; and

(i) a copy of certain resolutions of the Board of Directors of the Company, adopted on October 30, 2025, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. We have also assumed that (i) the Company received the consideration for the Preferred Shares set forth in the Stock Purchase Agreement and the applicable resolutions of the Board of Directors of the Company approving the issuance of all such Secondary Shares, (ii) the issuance of the Preferred Shares has been, and each issuance of the Underlying Shares will be, registered in the Company’s share registry and (iii) the Conversion Price (as defined in the Certificates of Designations) will be at least equal to the par value of the Underlying Shares at the time of conversion. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate, the Certificate of Incorporation and the Certificates of Designations and the factual representations and warranties set forth in the Stock Purchase Agreement.

T1 Energy Inc.

November 17, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (e) through (h) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

2. The Underlying Shares issuable upon conversion of the Preferred Shares pursuant to the Certificates of Designations have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Preferred Shares in accordance with the terms of the applicable Certificate of Designations, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinions we have also assumed that:

(a) the Company’s issuance of the Preferred Shares did not, and the issuance of the Underlying Shares will not, (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and

(b) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation and the Certificates of Designations, and we have relied solely on the certified copies thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

Schedule I

Selling Stockholder	Maximum Number of Shares to be Sold
Certain funds and accounts managed by Encompass Capital Advisors LLC	1,600,000 shares of Series B Preferred Stock 5,000,000 shares of Series B-1 Preferred Stock 38,823,528 shares of Common Stock